Exhibit 10.3
MBT FINANCIAL CORPORATION
RESTRICTED SHARE UNIT AGREEMENT
[non-competition provisions]
Restricted Share Unit Agreement (the “Agreement”) made as of the 2nd day of January, 2009 (the “Grant Date”), between MBT Financial Corporation, a Michigan corporation (“MBT”), and                      (the “Participant”).
RECITALS
A.	Participant is employed by MBT or a Subsidiary in a position MBT deems to be a key position.

B.	MBT’s Board of Directors adopted the MBT Financial Corp. 2008 Stock Incentive Plan (the “Plan”).

C.	MBT desires to award Restricted Share Units (“RSUs”) to Participant under the Plan subject to the terms and conditions of the Plan and this Agreement as set forth below.

D.	Capitalized terms used but not defined herein shall have the meaning defined for them in the Plan.
AGREEMENT
Now, therefore, intending to be legally bound and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:
1.	Grant of Restricted Share Units: MBT hereby grants to the Participant as of the date hereof (the “Grant Date”) an aggregate of ___ RSUs. Each RSU shall be equivalent to one Common Share of MBT. The grant is in all respects limited and conditioned as hereinafter provided, and is subject to the terms and conditions of the Plan now in effect as they may be amended from time to.

2.	Performance Period: The Performance Period for the RSUs awarded herein shall be the one year period beginning January 1, 2009 and ending December 31, 2009.

3.	Vesting Period: The Vesting Period for RSUs awarded herein shall begin on January 1, 2010, and shall end on the earlier of the Participant’s death, Participant’s Disability as defined under the Plan, Change in Control as defined under the Plan, or the Participant’s continued employment with MBT through December 31, 2011.

4.	Performance Schedule and Vesting of RSUs: The percentage of the RSU grant earned will be interpolated from the Performance Schedule Table below. “EPS” shall be equal to fully diluted earnings per share computed under Generally Accepted Accounting Principles (GAAP), provided however, the Compensation Committee of the Board of Directors may make adjustments to EPS to eliminate the effect of any item, positive or negative, that adversely affects the intended pay for performance nature of this RSU. A Participant’s earned RSU shall become vested on the last day of the Vesting Period. No RSUs will be awarded if EPS during the Performance Period is less than $.05 after adjustments, if any, made by the Compensation Committee. All RSUs awarded in this grant shall fully vest upon a Change in Control of MBT that occurs during the Performance Period without regard to the Performance Schedule Table.

Performance Schedule Table
Earned Percent of
Fully Diluted EPS for	RSU Grant
the Performance Period	Awarded
$.15	100%
$.10	75%
$.05	50%
5.	Dividend Equivalents: If any dividends are paid with respect to Commons Shares of MBT during the Performance Period, MBT will accrue dividend equivalents on the RSUs granted under this agreement and credit each Participant’s account in the form of additional RSUs. The amount of additional RSUs will be calculated based on the accumulated dividend payments made on MBT Common shares during the calendar year and the Fair Market Value of MBT Common Shares as of the last day of the Performance. Dividend equivalents accrued in the form of additional RSUs shall be earned and shall vest in accordance with the terms set forth under section 4.

6.	Payment of Earned and vested RSUs: Earned and Vested RSUs rounded up to the nearest whole unit shall be converted to Common Shares as of the last day of the Vesting Period. Stock certificates (the “Certificate”) evidencing the conversion of RSUs into Common Shares shall be issued as of the last day of the Vesting Period and registered in the Participant’s name. Subject to Section 7 of this Agreement, Certificates representing the unrestricted shares of MBT Common Shares will be delivered to the Participant as soon as practicable after the last day of the Vesting Period. Earned RSUs which do not vest as will be forfeited.

7.	Tax Withholding Obligations. As a condition of delivery of Common Shares pursuant to Section 6 of this Agreement, Participant shall be required to deposit with MBT an amount of cash equal to the amount determined by MBT to satisfy any federal, state and local tax withholding requirements. In lieu of a cash payment, Participant shall have the discretion, by making the election provided in Section 15 of the Plan, and subject to the terms and limitations of Section 15 of the Plan, to have MBT withhold Common Shares upon settlement of the RSU award, or to deliver previously owned Common Shares upon the settlement of the RSU award, to pay a required tax withholding amount.

8.	Termination and Forfeiture of RSUs: The Participant’s right to receive earned but unvested RSUs shall terminate in whole and forfeit upon termination of employment with MBT or its subsidiaries for any reason, except in the event of Participant’s death or Disability, prior to the end of the Vesting Period. If the Participant’s employment with MBT is terminated during the Performance Period due to death or Disability, the Participant’s unearned RSUs will remain subject to the Performance Schedule during the Performance Period provided in this Agreement and the number of RSUs earned at the end of the Performance Period will be reduced proportionate to the number of months rounded to the nearest whole month the Participant was actively employed during the Performance Period. In the event of the death or Disability of the Participant prior to the end of the Vesting Period any RSUs earned by the Participant will vest at the later of the end of the Performance Period or the Participant’s death or Disability.

9.	Noncompetition, Nonsolicitation and Business Protection.
A.	Noncompetition Agreement and Nonsolicitation.
1.	In view of Participant’s importance to the success of MBT, Participant and MBT agree that MBT would likely suffer significant harm from Participant’s competing with MBT or a Subsidiary during Participant’s term of employment with MBT or a Subsidiary and for some period of time thereafter. Accordingly, Participant agrees that Participant shall not engage in competitive activities while employed by MBT or a Subsidiary and during the Restricted Period. Participant shall be deemed to engage in competitive activities if he shall, without the prior written consent of MBT, render services directly or indirectly, as an Participant, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of MBT or any Subsidiary in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise which competes directly or indirectly with the business of MBT or any Subsidiary in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Participant shall not be prohibited from owning less than 1 percent of any publicly traded corporation, whether or not such corporation is in competition with MBT or a Subsidiary. During the Participant’s employment by MBT or a Subsidiary, the covenants contained in this Section 9.A.1. shall apply without regard to geographic location. Following the termination of Participant’s employment and during the Restricted Period, the covenants contained in this Section 9.A.1. shall be limited to those counties in which MBT or a Subsidiary has branch banking or other offices, and all contiguous counties to any such county.

2.	While employed by MBT or a Subsidiary and during the Restricted Period, Participant agrees that Participant shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of MBT or a Subsidiary to whom Participant provided services, or for whom Participant transacted business, or whose identity becomes known to Participant in connection with Participant’s services to MBT or a Subsidiary (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than MBT or a Subsidiary or to refuse or refrain from doing any business with MBT or a Subsidiary or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between MBT or a Subsidiary and any such customer or prospective customer. The term “solicit” as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of MBT or a Subsidiary.

3.	While employed by MBT or a Subsidiary and during the Restricted Period, Participant agrees that Participant shall not, in any manner, directly or indirectly, solicit any person who is an employee of MBT or any Subsidiary to apply for or accept employment or a business opportunity with any other person or entity.

4.	The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

5.	For purposes of this Section 9 the term “Restricted Period” shall be the period of one year following termination for any reason of Participant’s employment with MBT or a Subsidiary.
B.	Confidential Information.

Participant has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of MBT and its Subsidiaries, that is not generally disclosed to persons not employed by MBT or its Subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Participant shall not disclose to any other person the Confidential Information at any time during his employment with MBT or a Subsidiary or after the termination of his employment, provided that Participant may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of MBT or a Subsidiary who, in Participant’s reasonable good faith judgment, has a need to know the Confidential Information.
C.	Effect of Breach; MBT’s Remedies
1.	The right to receive payment of Common Shares pursuant to this RSU shall terminate upon Participant’s breach of any of Participant’s obligations set forth in this Section 9.

2.	Participant acknowledges that this award constitutes valuable consideration to Participant and that a violation on Participant’s part of this Section 9 would cause immeasurable and irreparable damage to MBT. Accordingly, Participant agrees that MBT shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 9, in addition to any other remedies it may have.

3.	In addition to MBT’s right to seek injunctive relief as set forth in subsection 2 above of this Section 9.C., in the event that Participant shall violate the terms and conditions of this Section 9, MBT may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by MBT, if applicable, to Participant.

4.	The Board shall be responsible for determining whether Participant shall have violated this Section 9, and in the absence of Participant’s ability to show that the Board has acted in bad faith and without fair dealing; such decision will be final and binding. Upon the request of Participant, MBT shall provide an advance opinion as to whether a proposed activity would violate the provisions of Section 8 of this RSU Agreement.
10.	Restriction on Transferability. Until the earned RSUs are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.
11.	Rights as Shareholder. The Participant shall not have voting or any other rights as a shareholder of MBT with respect to the RSUs. Upon settlement of the RSUs into Common Shares, the Participant will obtain full voting and other rights as a shareholder of MBT.
12.	Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, MBT, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
13.	Effect on Other Employee Benefit Plans. The value of the RSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the MBT or any subsidiary except as such plan otherwise expressly provides.
14.	No Employment Rights. The award of RSUs pursuant to this Agreement shall not give the Participant any right to remain employed by MBT or a subsidiary.
15.	Severability. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
16.	Construction. The RSUs are being issued pursuant to Section 8 (Restricted Share and Restricted Share Unit Awards) of the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Participant, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of MBT. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
17. Miscellaneous.
(a)	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. This Agreement may only be amended in writing signed by the parties hereto.

(b)	The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

(b)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.

(c)	All obligations of MBT under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to MBT, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of MBT.

(d)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

MBT FINANCIAL CORP.		PARTICIPANT

By:

H. Douglas Chaffin
President & CEO